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                                                                   EXHIBIT 10.16


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


         AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") made effective as of the 10th day of November, 1998, by and between Polo Ralph Lauren Corporation, a Delaware corporation (the "Corporation"), and F. Lance Isham (the "Executive").

         WHEREAS, the Executive is currently employed by the Corporation pursuant to an employment agreement dated as of April 2, 1995, (the "Prior Agreement");

         WHEREAS, the Executive has been elected to be the Corporation's President by the Board of Directors (the "Board");

         WHEREAS, the Corporation and the Executive wish to amend and restate the Prior Agreement as evidenced by this Agreement effective as of the date hereof in order to provide for the modification of certain provisions of the Prior Agreement relating to the Executive's annual and incentive compensation, equity opportunities and restrictive covenants;

         NOW, THEREFORE, intending to be bound the parties hereby agree as follows with effect from the date first above written.

         1. Employment/Prior Agreement. The Corporation hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Corporation, on the terms and conditions set forth herein. From and after the date hereof, the terms of this Agreement shall supersede in all respects the terms of the Prior Agreement which shall cease to be of any further force and effect.

         2. Term. The employment of the Executive by the Corporation as provided in Section 1 pursuant to this Agreement will be effective on the date hereof. The Executive will serve at the direction and pleasure of the Board. The term of the Executive's employment under this Employment Agreement shall continue until the close of business of the fifth anniversary of the date of this Agreement, subject to earlier termination in accordance with the terms of this Agreement (the "Term"). The Term shall be automatically extended for successive one year periods thereafter unless either party notifies the other in writing of its intention not to so extend the Term at least twelve (12) months prior to the commencement of the next scheduled one year extension.

         3. Position and Duties. The Executive shall serve as President of the Corporation and shall have such responsibilities, duties and authority as he may have as of the date hereof (or which arise from any comparable position as a key executive officer to which he may be


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appointed after the date hereof) and as may from time to time be assigned to the
Executive by the Board that are consistent with such responsibilities, duties and authority. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Corporation.

         4.       Compensation and Related Matters.

                           (a)       Salary and Incentive Bonus

                           (i) Salary. From and after the date of this Agreement
                  the Corporation shall pay to the Executive an annual salary of not less than $900,000. Such salary shall be paid in substantially equal installments on a basis consistent with the Corporation's payroll practices and shall be subject to such increases, if any, as may be determined in the sole discretion of the Board.

                           (ii) Incentive Bonus. Executive shall participate in
                  the Corporation's Executive Incentive Plan (the "EIP") and be eligible to earn an annual cash bonus for each fiscal year during the term of this Agreement (the "Bonus"). For fiscal year 1999, Executive's Bonus opportunity shall be based on his actual salary earnings for the year but otherwise shall be unchanged and calculated as if Executive had remained Group President and COO of the Corporation's men's division for the full fiscal year. Beginning for fiscal year 2000 and for each fiscal year thereafter Executive's Bonus opportunity shall range from 115% to 230% of Executive's annual salary based upon the extent to which corporate performance goals established by the Compensation Committee (the "Compensation Committee") of the Board are achieved. The Bonus, if any, payable to the Executive in respect of each fiscal year will be paid at the same time that bonuses are paid to other executives under the EIP. Notwithstanding any provision of this Agreement to the contrary, the Executive's entitlement to payment of an annual incentive bonus during any period when the compensation payable to the Executive pursuant to this Agreement is subject to the deduction limitations of section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), shall be subject to shareholder approval of a plan or arrangement evidencing such annual incentive bonus opportunity that complies with the requirements of section 162(m) of the Code.

                  (b) Expenses. During the term of the Executive"s employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Corporation, provided that such expenses are



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         incurred and accounted for in accordance with the policies and procedures established by the Corporation.

                  (c) Other Benefits. During the term of the Executive's employment hereunder, the Executive shall be entitled to participate in or receive benefits under any medical, pension, profit sharing or other employee benefit plan or arrangement generally made available by the Corporation now or in the future to its executives and key management employees (or to their family members), subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to paragraph (a) of this Section.

                  (d) Vacations. The Executive shall be entitled to reasonable vacations consistent with past practice.

                  (e) Restricted Stock. Executive shall be granted a number of restricted shares of the Corporation's Class A Common Stock with a fair market value equal to $2 million as of the date hereof, based upon the mean between the high and low sales price per share for such stock on this date as reported on the Composite tape for securities traded on the New York Stock Exchange; provided that any fractional share will be paid to the Executive in cash. The restricted shares will vest with respect to one third (1/3) of the aggregate number of restricted shares so granted on each of the third, fourth and fifth anniversaries of the date of this Agreement subject to the Executive's continued employment through each vesting date.

                  (f) Options. With respect to fiscal years 2000 and 2001, Executive shall be granted options to purchase at least 100,000 shares of the Corporation's Class A Common Stock pursuant to the terms of the Corporation's 1997 Long-Term Stock Incentive Plan. Options granted to the Executive pursuant to the foregoing will vest and become exercisable ratably over three (3) years on each of the first three anniversaries of the date of grant, subject to the Executive's continued employment through each vesting date, and will have an exercise price equal to the fair market value per shares as of the date of grant.

         5.       Termination.

                  (a) Termination by Corporation. The Executive's employment hereunder may be terminated by the Board at any time with or without Cause.


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                  (b) Termination by The Executive. The Executive may terminate his employment hereunder with or without Good Reason. For purposes of this Agreement, "Good Reason" shall mean (A) a material diminution in the Executive's duties or the assignment to the Executive of a title or duties inconsistent with his position as President of the Corporation,
         (B) a reduction in the Executive's salary or annual incentive bonus opportunity, (C) a failure of the Corporation to comply with any material provision of this Agreement or (D) the Executive's ceasing to be entitled to the payment of an annual incentive bonus as a result of the failure of the Corporation's shareholders to approve a plan or arrangement evidencing such annual incentive bonus in a manner that complies with the requirements of section 162(m) of the Internal Revenue Code of 1986; provided that the events described in clauses
         (A), (B) and (C) above shall not constitute Good Reason unless and until such diminution, reduction or failure (as applicable) has not been cured within thirty (30) days after notice of such noncompliance has been given by the Executive to the Corporation.

                  (c) Any termination of the Executive's employment by the Corporation or by the Executive (other than termination pursuant to Section 6(d)(i) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10 hereof. If termination is pursuant to Sections 6(d)(ii)-(iii) or 5(b) hereof, the "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         6.       Compensation Upon Termination.

                  (a) If the Corporation shall terminate the Executive's employment for any reason other than an Enumerated Reason as set forth in Section 6(d) hereof and other than due to the Corporation's election not to extend the Term of this Agreement as contemplated by Section 2, or if the Executive resigns for Good Reason pursuant to Section 5(b) hereof, then so long as the Executive complies with Section 8 hereof the Executive shall be entitled to the following:

                           (i)  an amount equal to the greater of:

                                    (A) the sum of (I) three (3) times the
                           Executive's salary at the rate in effect on such date (unless employment is terminated by the Executive for Good Reason pursuant to Section 5(b) hereof as a result of a salary reduction, in which case, at the rate in effect prior to such reduction), plus (II) two (2) times the average annual incentive bonus paid to the Executive over the preceding two years; plus a pro rata annual incentive bonus for




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                           the year of termination (based on the average annual
                           incentive bonus paid to the Executive over the preceding two years and based upon the percentage of the calendar year in which such termination occurs that shall have elapsed through the date of termination (a "Pro Rata Annual Incentive Bonus")); and

                                    (B) the sum of (i) five (5) minus the
                           number of years (including fractions thereof) that shall have elapsed from the date of this Agreement times the Executive's salary at the rate in effect on such date (unless employment is terminated by the Executive for Good Reason pursuant to Section 5(b) hereof as a result of a salary reduction, in which case, at the rate in effect prior to such reduction), plus (ii) two (2) times the average annual incentive bonus paid to the Executive over the preceding two
                           (2) years; plus a Pro Rata Annual Incentive Bonus for the year of termination.

         Any amounts paid pursuant to either clause (A) or clause (B) above shall be paid in equal monthly installments for a period of thirty-six (36) months (the "Severance Period") from the date of termination, except that the Pro Rata Annual Incentive Bonus shall be paid in a lump sum in cash within thirty (30) days following the date of the Executive's termination of employment.

                           (ii) Continued participation in the Corporation's
                  health benefit plans during the Severance Period; provided that if the Executive is provided with similar coverage by a successor employer, any such coverage by the Corporation shall cease;

                           (iii) Continued use of the Corporation automobile
                  until the then existing auto lease term expires;

                           (iv) Waiver of collateral interest securing return to
                  the Corporation of premiums paid by the Corporation for the Executive's existing split dollar life insurance policy;

                           (v) Any unvested restricted shares granted to the
                  Executive pursuant to Section 4(e) will continue to vest on their scheduled vesting dates, subject to and conditioned upon the Executive's compliance with Section 8 hereof;

                           (vi) Any unvested options granted to the Executive
                  pursuant to Section 4(f) will continue to vest on their scheduled vesting dates, subject to and conditioned upon the Executive's compliance with Section 8 hereof and subject to and conditioned upon the Executive's compliance with Section 8, any vested options granted to the Executive pursuant to
                  Section 4(f) (including any options



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                  that continue to vest as described above) will remain
                  exercisable until the latest to occur of (x) five (5) years from the date of this Agreement, (y) one (1) year from the date the Executive's termination of employment and (z) thirty
                  (30) days from the date the option becomes vested and exercisable;

                           (vii) If a Change of Control shall have occurred
                  prior to the date of termination the Executive shall be entitled at his option, exercisable in writing within fifteen days of the date of termination, to receive the salary and bonus payments pursuant to subsection (i) above in an equivalent amount in two equal lump sum installments, the first payable within 30 days of the date of termination and the second on the first anniversary of the date of termination. Executive's right to receive the other benefits provided for in this Section 6(a) shall otherwise be unaffected. As used herein, the term "Change of Control" shall mean Ralph Lauren or members of his family (or trusts or entities created for their benefit) no longer control 50% or more of the voting power of the then outstanding securities of the Corporation entitled to vote for the election of the Corporation's directors; and

                           (viii) Except as provided above, the Corporation will
                  have no further obligations to the Executive under this Agreement following the Executive's termination of employment under the circumstances described in this Section 6(a).

                  (b) If the Executive's employment is terminated by his death or by the Corporation due to the Executive's Disability (as defined below):

                           (i) The Corporation shall pay any amounts due to the
                  Executive through the date of his death or the date of his termination due to Disability, including a Pro Rata Annual Incentive Bonus for the year of termination;

                           (ii) Any unvested restricted shares granted to the
                  Executive pursuant to Section 4(e) shall vest immediately;

                           (iii) Any unvested options granted to the Executive
                  pursuant to Section 4(f) will vest and all such options held by the Executive, or his estate, will remain exercisable for three (3) years from the date of the Executive's death or termination due to disability; and

                           (iv) Except as provided above, the Corporation will
                  have no further obligations to the Executive under this Agreement following the Executive's termination of employment under the circumstances described in this Section 6(b).



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                  (c) If the Executive's employment shall be terminated by the
         Corporation pursuant to section 6(d)(iii) for Cause or by the Executive for other than Good Reason (including due to the Executive's election not to extend the Term as contemplated by Section 2), the Corporation shall pay the Executive his full salary through the date of termination at the rate in effect prior to such termination and the Corporation shall have no further obligations to the Executive under this Agreement but the Executive shall be bound by Section 8 hereof. Following any such termination, any then unvested restricted shares granted to the Executive pursuant to Section 4(e) shall be forfeited and any options granted to the Executive pursuant to Section 4(f) that have not theretofore been exercised shall cease to be exercisable and shall terminate as of the date of such termination of employment.

                  (d) The term "Enumerated Reason" with respect to termination by the Corporation of the Executive's employment shall mean any one of the following reasons:

                           (i) Death. The Executive's employment hereunder shall
                  terminate upon his death.

                           (ii) Disability. If, as a result of the Executive's
                  incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of six consecutive months, and within thirty (30) days after written Notice of Termination is given (which may occur before or after the end of such six month period) shall not have returned to the performance of his duties hereunder on a full-time basis (a "Disability"), the Corporation may terminate the Executive's employment hereunder.

                           (iii) Cause. The Corporation shall have "Cause" to
                  terminate the Executive's employment hereunder upon (1) the willful and continued failure by the Executive to substantially perform his duties hereunder after demand for substantial performance is delivered by the Corporation that specifically identifies the manner in which the Corporation believes the Executive has not substantially performed his duties, or (2) Executive's conviction of, or plea of nolo contendere to, a crime (whether or not involving the Corporation) constituting any felony or (3) the willful engaging by the Executive in gross misconduct relating to the Executive's employment that is materially injurious to the Corporation, monetarily or otherwise (including, but not limited to, conduct that constitutes competitive activity, in violation of Section 8) or which subjects, or if generally known, would subject the Corporation to public ridicule or embarrassment. For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good




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                  faith and without reasonable belief that his action or
                  omission was in the best interest of the Corporation. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without (x) reasonable written notice to the Executive setting forth the reasons for the Corporation's intention to terminate for Cause, (y) an opportunity for the Executive, together with his counsel, to be heard before the Board, and (z) delivery to the Executive of a Notice of Termination, as defined in Section 5(c) hereof, from the Board finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in clauses (A) through (C) hereof, and specifying the particulars thereof in detail.

                  (e) If the Executive's employment with the Corporation shall terminate due to the Corporation's election not to extend the Term of this Agreement as contemplated by Section 2:

                           (i) The Executive shall be entitled to receive an
                  amount, payable in equal monthly installments over a one year period, equal to the sum of (x) his annual salary, plus (y) his average annual incentive bonus paid over the preceding two years;

                           (ii) Any unvested restricted shares granted to the
                  Executive pursuant to Section 4(e) will continue to vest on their scheduled vesting dates, subject to and conditioned upon the Executive's compliance with Section 8 hereof;

                           (iii) Any unvested options granted to the Executive
                  pursuant to Section 4(f) will continue to vest on their scheduled vesting dates, subject to and conditioned upon the Executive's compliance with Section 8 hereof and subject to and conditioned upon the Executive's compliance with Section 8, any vested options granted to the Executive pursuant to
                  Section 4(f) (including any options that continue to vest as described above) will remain exercisable until the latest to occur of (x) five (5) years from the date of this Agreement,
                  (y) one (1) year from the date the Executive's termination of employment and (z) thirty (30) days from the date the option becomes vested and exercisable; and

                           (iv) Except as provided above, the Corporation shall
                  have no further obligations to the Executive under this Agreement following the Executive's termination of employment under the circumstances described in this Section 6(e).

         7. Mitigation. The Executive shall have no duty to mitigate the payments provided for in Sections 6(a) or 6(e) by seeking other employment or otherwise and such payment shall not be subject to reduction for any compensation received by the Executive from employment in any



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capacity following the termination of the Executive's employment with the
Corporation.






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         8.       Noncompetition.

                  (a) The Executive agrees that for the duration of his employment and for a period three (3) years from the date of termination thereof, he will not, on his own behalf or on behalf of any other person or entity, hire, solicit, or encourage to leave the employ of the Corporation or its subsidiaries, affiliates or licensees any person who is an employee of any of such companies.

                  (b) The Executive agrees that for the duration of his employment and for a period of three (3) years from the date of termination thereof, the Executive will take no action which is intended, or would reasonably be expected, to harm (e.g. making public derogatory statements or misusing confidential Corporation information, it being acknowledged that the Executive's employment with a competitor in and of itself shall not be deemed to be harmful to the Corporation for purposes of this Section 8(b)) the Corporation or any of its subsidiaries, affiliates or licensees or their reputation.

                  (c) The Executive agrees that during the duration of his employment and;

                           (i) in the event of the Executive's termination of
                  employment due to the Executive's resignation without Good Reason, until the later of (x) five (5) years from the date of this Agreement and (y) two (2) years from the date of such termination of employment; and

                           (ii) in the event of the Executive's termination of
                  employment by the Corporation without Cause or the Executive's resignation for Good Reason pursuant to Section 5(b), for two
                  (2) years from the date of such termination of employment; and

                           (iii) in the event of the Executive's termination of
                  employment by the Corporation for Cause, at the election of the Corporation in consideration for the payment to the Executive of an amount equal to the Executive's salary and annual incentive bonus (equal to the average annual incentive bonus paid to the Executive over the preceding two years) for each year within such period, for a period of up to two (2) years from the date of such termination of employment, then, during the period specified in clause (i), (ii) or (iii) above, as applicable, the Executive shall not, directly or indirectly, (A) engage in any "Competitive Business" (as defined below) for his own account, (B) enter into the employ of, or render any services to, any person engaged in a Competitive Business, or (C) become interested in any entity engaged in a Competitive Business, directly or indirectly as an individual, partner, shareholder, officer, director, principal, agent,





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employee, trustee, consultant, or in any other relationship or capacity;
provided that the Executive may own, solely as an investment, securities of any entity which are traded on a national securities exchange if the Executive is not a controlling person of, or a member of a group that controls such entity and does not, directly or indirectly, own 2% or more of any class of securities of such entity.

         For purposes of this Agreement the term "Competitive Business" shall mean any of the brands and companies that the Corporation and the Executive may agree to and acknowledge in writing from time to time based upon a good faith determination that such brands or companies compete with the Corporation or its subsidiaries, affiliates or licensees.

         The provisions of this Section 8(c) shall not apply if Executive elects to terminate his employment with the Corporation other than for Good Reason following the appointment of a person other than Ralph Lauren, Michael Newman or Executive to the position of chief executive officer of the Corporation, provided (i) Executive has remained in his position for a period of nine months following any such appointment, (ii) Executive has given the Corporation no less than 90 day's prior written notice of such termination referring to the provisions of this Section and (iii) no more than 18 months shall have elapsed from the date of any such appointment prior to the giving of notice of termination hereunder by Executive.

                  (d) The Executive will not at any time (whether during or after his employment with the Corporation) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, entity or enterprise, other than the Corporation or any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Corporation generally, or any subsidiary, affiliate or licensee of the Corporation; provided that the foregoing shall not apply to information which is not unique to the Corporation or which is generally known to the industry or the public other than as a result of the Executive's breach of this covenant. The Executive agrees that upon termination of his employment with the Corporation for any reason, he will return to the Corporation immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Corporation or its subsidiaries or affiliates or licensees.

                  (e) If the Executive breaches, or threatens to commit a breach of, any of the provisions of this Section 8 (the "Restrictive Covenants"), the Corporation shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in




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         addition to, and not in lieu of, any other rights and remedies available to the Corporation under law or equity:

                           (i) The right and remedy to have the Restrictive
                  Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Corporation and that money damages will not provide an adequate remedy to the Corporation;

                           (ii) The right and remedy to require the Executive to
                  account for and pay over to the Corporation all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by the Executive as the result of any transactions constituting a breach of any of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Corporation; and

                           (iii) The right to discontinue the payment of any
                  amounts owing to the Executive under the Agreement.

                  (f) If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portion. In addition, if any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

         9.       Successors; Binding Agreement.

                  (a) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                  (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives,



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         executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are payable to him hereunder all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

         10. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered with receipt acknowledged or five business days after having been mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:

                           Mr. F. Lance Isham
                           205 East 78th Street
                           New York, New York  10021

                           with a copy to:

                           Morrison Cohen Singer & Weinstein, LLP
                           750 Lexington Avenue
                           New York, New York  10022
                           Attention:  Jeffrey P. Englander, Esq.

                  If to the Corporation:

                           Polo Ralph Lauren Corporation
                           650 Madison Avenue
                           New York, New York  10022
                           Attention:  General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         11. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Corporation as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at




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any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

         12. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         14. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the City of New York before a single arbitrator who shall be a retired federal judge in accordance with the then obtaining employment rules of the American Arbitration Association. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Corporation shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of
Section 8 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Corporation's posting any bond, and provided further that the Executive shall be entitled to seek specific performance of his right to be paid until the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Fees and expenses payable to the American Arbitration Association and the arbitrator shall be shared equally by the Corporation and by the Executive, but the parties shall otherwise bear their own costs in connection with the arbitration; provided that the arbitrator shall be entitled to include as part of the award to the prevailing party the reasonable legal fees and expenses incurred by such party in an amount not to exceed $25,000.

         15. Withholding. The Corporation may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable law or regulation.

         16. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.




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
         IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed and the Executive has hereunto set his hand, each on the date set forth below, but effective as of the 10th day of November, 1998.


                                            POLO RALPH LAUREN CORPORATION


                                            By:      /s/ Ralph Lauren
                                                     ----------------

                                            Date:    March 10, 1999



                                                     /s/ F. Lance Isham
                                                     -----------------
                                            Executive:  F. Lance Isham

                                            Date:    February 24, 1999






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